Financial Management Agreement

Party A: Harbin Humankind Biology Technology Co., Limited
Party B: Harbin Hongxiang Investment Guarantee Co., Ltd

In order to enhance business cooperation between Party A and Party B, both parties enter into the following terms on an equal, mutual-beneficial and voluntary basis.

I. Party A entrusts Party B to manage its fund up to ¥50,000,000 (CNY Fifty Million).

II. The period of financial management agreed upon by the two parties is from June 20, 2015 to June 19, 2016.

III. Party A shall deposit the fund to the account designated by Party B who is responsible for financial management. When the period of financial management expires, Party B shall transfer the principal and proceeds to Party A’s bank account which is opened by Party B.

IV. The period of financial management is one year. The annual rates of return is 10%.

V. During the period of financial management, Party A would not obtain the annual rates of return stipulated in Article IV if the following cases happen, and shall bear the loss caused by terminating this Agreement before it expires:

(i) Party A terminates the Agreement before the period of financial management expires.

(ii) Party B terminates the Agreement when Party A could not meet with the requirements in Article II.

VI. In case of force majeure, Party B has the rights to cancel, modify or achieve the above terms relating to financial management in other methods and compensates Party A based on market rules.

VII. This Agreement is subject to the related regulations of National Policy.

VIII. This Agreement is executed in three copies with the same legal effect, among which two copies are held by Party B and one copy is held by Party A.

Party A: Harbin Humankind Biology Technology Co., Limited (corporate seal affixed)

/s/Kai Sun
June 1, 2015

Party B: Harbin Hongxiang Investment Guarantee Co., Ltd (corporate seal affixed)

/s/Lei Yu
June 1, 2015